Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

First American Capital Corporation

for

Up to $500,000 Maximum Aggregate Value of Shares of its Common Stock

At a Purchase Price Not Greater Than $1.72 Nor Less Than $1.00 Per Share

THE TENDER OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY, MISSOURI TIME, ON FRIDAY, MARCH 30, 2007, UNLESS THE COMPANY EXTENDS THE OFFER.

March 2, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 2, 2007 and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time) constitute the “Offer” in connection with the tender offer by First American Capital Corporation, a Kansas corporation (the “Company”), to purchase up to $500,000 in aggregate value of shares (or such lesser number or shares as are properly tendered and not properly withdrawn) of its common stock, par value $.01 per share at a price not greater than $1.72 nor less than $1.00 per share, net to the seller in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions set forth in the Offer.

The Company will determine the price per share, not greater than $1.72 nor less than $1.00 per share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest that it will pay for shares properly tendered pursuant to the Offer, taking into account the number of shares so tendered and the tender prices specified by tendering stockholders. The Company will select for purchase those shares tendered with the lowest tender price first and then those tendered shares with increasing tender prices (in multiples of $0.05 above $1.00 to $1.70 and up to $1.72), up to a tender price level at which the product of the number of all such shares selected for purchase, multiplied by the highest offering tender price at which shares are so selected, first equals or exceeds $500,000, or such fewer number of shares as are properly tendered and not properly withdrawn. All shares properly tendered on or before the Expiration Date at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions of the Offer. All shares acquired in the Offer will be acquired at the same Purchase Price. Shares tendered at prices greater than the Purchase Price and shares not purchased because of proration will be returned at the Company’s expense to the stockholders who tendered such shares. The Company reserves the right, in its sole discretion, to purchase more than $500,000 in aggregate value of shares pursuant to the Offer. See Sections 1 and 13 of the Offer to Purchase.

If the number of shares validly tendered and not properly withdrawn on or before the Expiration Date is less than or equal to $500,000 in aggregate value (or such greater number of shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all shares so tendered.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account. The Letter of Transmittal must be completed and executed by us, according to your instructions.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer, by completing and signing the Instruction Form enclosed herein.

We call your attention to the following:

1.	Shares may be tendered at prices not greater than $1.72 nor less than $1.00 per share, net to you in cash, less any applicable withholding taxes and without interest, as indicated in the attached Instruction Form.

2.	You should consult with your broker and/or your tax advisor as to whether (and if so, in what manner) you should designate the priority in which you want your tendered shares to be purchased in the event of proration.

3.	The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions described in Section 6 of the Offer to Purchase, which you should read carefully.

4.	The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Kansas City, Missouri time, on Friday, March 30, 2007 unless the Company extends the Offer.

5.	The Offer is for $500,000 maximum aggregate value of shares, constituting from approximately 3% (assuming a maximum determined tender price of $1.72 per share) to 5% (assuming a minimum determined tender price of $1.00 per share) of the shares outstanding as of March 2, 2007.

6.	Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by the Company in the Offer.

7.	If you wish to tender portions of your shares at different prices, you must complete a SEPARATE Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8.	The Board of Directors of the Company has approved the Offer. However, neither the Company, its Board of Directors nor the Depositary are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares. Each stockholder must make the decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. Our directors and executive officers have advised us that they do not intend to tender shares pursuant to the Offer. Brooke Corporation, the beneficial owner of approximately 55% of the Company’s outstanding shares of common stock (on a fully diluted basis) as of March 2, 2007, has agreed not to tender shares in the Offer.

If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the enclosed Instruction Form. A pre-addressed envelope to return your Instruction Form to us is enclosed for your convenience. If you authorize us to tender your shares, all your shares will be tendered unless otherwise indicated on the enclosed Instruction Form.

Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf on or before the expiration date of the Offer. The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Kansas City, Missouri time, on Friday, March 30, 2007, unless the Company extends the Offer.

As described in Section 1 of the Offer to Purchase, if more than $500,000 aggregate value in shares (or such greater number of shares as the Company may elect to purchase) have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered.

The Offer is being made to all holders of shares except for Brooke Corporation. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. PLEASE FORWARD YOUR COMPLETED INSTRUCTION FORM TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER.

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